As filed with the Securities and Exchange Commission on October 30, 2009

Registration No. 333-148524

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

COLOMBIA GOLDFIELDS LTD.

(Exact name of registrant as specified in its charter)

Delaware	76-0730088
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

208-8 King Street East, Toronto; Ontario Canada	M5C 1B5
(Address of Principal Executive Offices)	(Zip Code)

Peter Volk

Medoro Resources Ltd.

220 Bay Street

Suite 1400

Toronto, Ontario M5J 2W4

(Name, address, and telephone number of agent for service)

_________________

Approximate date of commencement of proposed sale to the public:  This post-effective amendment deregisters those securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement filed by Colombia Goldfields, Ltd., a Delaware corporation (the “Company”), on Form S-3 (the “Registration Statement”):

Registration Statement 333-148524, as amended, pertaining to the “shelf” registration of up to $200,000,000 of the Company’s securities, was originally filed with the Securities and Exchange Commission on January 8, 2008.

On October 30, 2009, Barona Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Medoro Resources, Ltd (“Medoro”), a corporation existing under the laws of the Yukon Territory, merged with and into the Company (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of September 1, 2009, by and among Medoro, 43279 Yukon Inc., Merger Sub and the Company (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the Merger (the “Effective Time”), except for shares owned directly or indirectly by Medoro or the Company, or any stockholders who properly exercised appraisal rights under Delaware law, was converted into 0.336 of a Medoro common share and 0.0108 of a Medoro purchase warrant. As a result of the Merger, the Company became a wholly owned subsidiary of Medoro. The consummation of the Merger was part of the transactions comtemplated by the Arrangement Agreement between Medoro and Colombia.

As a result of the consummation of the transactions contemplated by the Merger Agreement, and pursuant to the undertakings contained in such Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the Company’s securities that remain unsold hereunder as of the Effective Time. As a result of this deregistration, no such shares remain registered pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, province of Ontario, on October 30, 2009.

COLOMBIA GOLDFIELDS LTD.

By:	/s/ Thomas W. Lough
Name:	Thomas W. Lough
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* J. Randall Martin	Chief Executive Officer and Director	October 30, 2009

/s/ Thomas W. Lough Thomas W. Lough	President	October 30, 2009

* David Bikerman	Director	October 30, 2009

* Thomas Ernest McGrail	Director	October 30, 2009

* Terry Lyons	Director	October 30, 2009

* Jonathan Berg	Director	October 30, 2009

* Edward Flood	Director	October 30, 2009

*By:	/s/ Thomas W. Lough

Thomas W. Lough

Attorney-in-Fact